EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 4, 2018, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Income Portfolio 2018-1; Closed-End Strategy: Master Municipal Income Portfolio - National Series 2018-1; Closed-End Strategy: Value Equity and Income Portfolio 2018-1 and Closed-End Strategy: Covered Call Income Portfolio 2018-1 (included in Invesco Unit Trusts, Series 1834) as of January 4, 2018, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-221600) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
January 4, 2018